As filed with the Securities and Exchange Commission on February 20, 2026

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD COAST BANCSHARES, INC.

(Exact name of Registrant as specified in its charter)

Texas	46-2135597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(Address, including zip code, of principal executive offices)

Keystone Bancshares, Inc. 2021 Equity Incentive Plan, as amended

(Full title of the Plan)

Bart O. Caraway

Chairman, President and Chief Executive Officer

20202 Highway 59 North, Suite 190

Humble, Texas 77338

(281) 446-7000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Exchange Act. ☐

EXPLANATORY NOTE

On October 22, 2025, Third Coast Bancshares, Inc. (“Third Coast,” “us,” “we,” or the “registrant”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Arch Merger Sub, Inc. (“Merger Sub”) and Keystone Bancshares, Inc. (“Keystone”). On February 1, 2026, Merger Sub merged with and into Keystone (the “Merger”), with Keystone surviving as a wholly owned subsidiary of Third Coast. Immediately following the Merger, Keystone merged with and into Third Coast, with Third Coast surviving the merger (the “Second Step Merger”). Immediately following the Second Step Merger, Keystone Bank, SSB merged with and into Third Coast Bank, with Third Coast Bank surviving the merger.

Pursuant to the Merger Agreement, each option to purchase shares of common stock, par value $1.00 per share, of Keystone (“Keystone common stock”) granted under the Keystone Bancshares, Inc. 2021 Equity Incentive Plan, as amended (the “Plan”), or in any individual Keystone stock option award agreement (each, a “Keystone Option”), whether vested or unvested, that was outstanding and unexercised immediately before the effective time of the Merger (the “Effective Time”) ceased, at the Effective Time, to represent a right to acquire shares of Keystone common stock and was converted at the Effective Time, without any action on the part of the holder of such Keystone Option, into an option to purchase Common Stock (a “Converted Stock Option”), with the number of shares of Common Stock subject to each such Converted Stock Option and the exercise price of each such Converted Stock Option adjusted based on the exchange ratio pursuant to the Merger Agreement. Each Converted Stock Option remains subject to the same terms and conditions (including, as applicable, vesting (including any performance-based conditions) and forfeiture terms) as were applicable to the corresponding Keystone Option immediately prior to the Effective Time (except for any required acceleration of vesting and exercisability of such Keystone Option pursuant to the terms of the Plan and any related award agreement as in effect on the date of the Merger Agreement without any further action by Keystone or administrative changes that are not materially adverse to the holder thereof).

This registration statement registers 177,404 shares of Common Stock, which may be issuable upon the exercise of the Converted Stock Options. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan specified in Part I will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC” or “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are incorporated by reference:

1.

Annual Report on Form 10-K for the year ended December 31, 2024 (including specific portions of Third Coast’s definitive Proxy Statement for the 2025 Annual Meeting of Shareholders incorporated therein by reference);

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025;

3.

Current Reports on Form 8-K filed on March 20, 2025, April 7, 2025, May 23, 2025, June 4, 2025, June 17, 2025, June 26, 2025, September 18, 2025, September 22, 2025, October 22, 2025, October  27, 2025, December  5, 2025, December  18, 2025, January  16, 2026, January  23, 2026, and February 2, 2026 (excluding any portions thereof which are deemed “furnished” rather than filed with the SEC);

4.

The description of Third Coast’s Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on November 5, 2021, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we file a post-effective amendment which indicates that all of the securities offered by the prospectus have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith, reasonably believed, in the case of conduct in the person’s official capacity as a director, that the person’s conduct was in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. The first amended and restated certificate of formation, as amended, of Third Coast provides that its directors are not liable to Third Coast or its shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to Third Coast or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Third Coast or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, Third Coast’s first amended and restated certificate of formation, as amended, and first amended and restated bylaws provide that Third Coast must indemnify its directors and officers to the fullest extent authorized by law. Third Coast is also expressly required to advance certain expenses to its directors and officers. Third Coast may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Third Coast believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Third Coast has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law, including but not limited to, indemnification against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with a proceeding in which the officer or director is involved by reason of his or her relation to Third Coast. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee except where such indemnification is prohibited by applicable law, subject to reimbursement to Third Coast in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Third Coast under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Third Coast’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

Reference is made to Item 9 below for Third Coast’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the information contained in the Exhibit Index filed as part of this registration statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	First Amended and Restated Certificate of Formation of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Third Coast’s Form S-1 filed with the SEC on October 15, 2021).

4.2	First Amended and Restated Bylaws of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Third Coast’s Form S-1 filed with the SEC on October 15, 2021).

4.3	Certificate of Designation, Preferences and Rights of Series A Convertible Non-Cumulative Preferred Stock of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Third Coast’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

4.4	Certificate of Designation, Preferences and Rights of Series B Convertible Perpetual Preferred Stock of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Third Coast’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

4.5	Certificate of Amendment to Certificate of Formation of Third Coast Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Third Coast’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Third Coast’s Form S-1 filed with the SEC on October 15, 2021).

4.7	Indenture, dated as of March 31, 2022, by and between Third Coast Bancshares, Inc. and UMB Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Third Coast’s Current Report on Form 8-K filed with the SEC on April 1, 2022).

4.8	Form of 5.500% Fixed-to-Floating Rate Subordinated Note due 2032 (incorporated by reference to Exhibit 4.2 to Third Coast’s Current Report on Form 8-K filed with the SEC on April 1, 2022).

4.9	Form of Warrant Agreement (incorporated by reference to Exhibit 4.1 to Third Coast’s Current Report on Form 8-K filed with the SEC on October 6, 2022).

4.10*	Keystone Bancshares, Inc. 2021 Equity Incentive Plan, as amended.

5.1*	Opinion of Norton Rose Fulbright US LLP regarding the legality of the securities being registered hereto

23.1*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1 filed herewith)

23.2*	Consent of Whitley Penn LLP

24	Power of Attorney (included in the signature page to this registration statement)

107*	Filing fee Table

*	Filed herewith

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Humble, State of Texas, on February 20, 2026.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart O. Caraway
Bart O. Caraway
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Bart O. Caraway and R. John McWhorter, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bart O. Caraway Bart O. Caraway	Chairman, President and Chief Executive Officer (Principal Executive Officer)	February 20, 2026

/s/ R. John McWhorter R. John McWhorter	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 20, 2026

/s/ Carolyn Bailey	Director	February 20, 2026
Carolyn Bailey

/s/ Martin Basaldua	Director	February 20, 2026
Martin Basaldua

/s/ Dennis Bonnen	Director	February 20, 2026
Dennis Bonnen

/s/ Greg Bonnen	Director	February 20, 2026
Greg Bonnen

/s/ W. Donald Brunson	Director	February 20, 2026
W. Donald Brunson

Signature	Title	Date

/s/ Lynn Chang Eisenhart	Director	February 20, 2026
Lynn Chang Eisenhart

/s/ Troy A. Glander	Director	February 20, 2026
Troy A. Glander

/s/ Clint Greenleaf	Director	February 20, 2026
Clint Greenleaf

/s/ Shelton J. McDonald	Director	February 20, 2026
Shelton J. McDonald

/s/ David Phelps	Director	February 20, 2026
David Phelps

/s/ Tony Scavuzzo	Director	February 20, 2026
Tony Scavuzzo

/s/ Mary Brennan Stich	Director	February 20, 2026
Mary Brennan Stich

/s/ Joseph L. Stunja	Director	February 20, 2026
Joseph L. Stunja

/s/ Reagan Swinbank	Director	February 20, 2026
Reagan Swinbank

/s/ Jeffrey A. Wilkinson	Director	February 20, 2026
Jeffrey A. Wilkinson